EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As registered independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sign Media Systems, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on February 3, 2006 and as subsequently amended on April 17, 2006, and September 29, 2006.

/s/ Bagell Joseph Levine Co LLC
December 20, 2006
Gibbsboro, New Jersey